Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

10 Year Autocallable Securities Linked to SPXF3EV6

Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER (ticker: “SPXF3EV6”) (the “Index”)
Pricing date:	July 15, 2026
Valuation dates:	Quarterly, beginning approximately one year after issuance
Final valuation date:	July 17, 2036
Maturity date:	July 22, 2036
Final barrier value:	50.00% of the initial underlying value
Automatic early redemption:

If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium

Premium:	At least 23.75% per annum*
CUSIP / ISIN:	17332YW87 / US17332YW879
Initial underlying value:	The closing value on the pricing date
Final underlying value:	The closing value on the final valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Payment at maturity (if not autocalled):

•If the final underlying value is greater than or equal to the initial underlying value:

$1,000 + the premium applicable to the final valuation date

•If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value:

$1,000

•If the final underlying value is less than the final barrier value:

$1,000 + ($1,000 × the underlying return)

If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated June 29, 2026

* The actual premium will be determined on the pricing date.

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security**

Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value	Premium	Hypothetical Redemption
July 14, 2027	23.75%	$1,237.50
October 18, 2027	29.6875%	$1,296.875
January 18, 2028	35.625%	$1,356.25
April 17, 2028	41.5625%	$1,415.625
July 17, 2028	47.50%	$1,475.00
October 17, 2028	53.4375%	$1,534.375
January 17, 2029	59.375%	$1,593.75
April 17, 2029	65.3125%	$1,653.125
July 17, 2029	71.25%	$1,712.50
October 17, 2029	77.1875%	$1,771.875
January 17, 2030	83.125%	$1,831.25
April 17, 2030	89.0625%	$1,890.625
July 17, 2030	95.00%	$1,950.00
October 17, 2030	100.9375%	$2,009.375
January 17, 2031	106.875%	$2,068.75
April 17, 2031	112.8125%	$2,128.125
July 17, 2031	118.75%	$2,187.50
October 17, 2031	124.6875%	$2,246.875
January 20, 2032	130.625%	$2,306.25
April 19, 2032	136.5625%	$2,365.625
July 19, 2032	142.50%	$2,425.00
October 18, 2032	148.4375%	$2,484.375
January 18, 2033	154.375%	$2,543.75
April 18, 2033	160.3125%	$2,603.125
July 18, 2033	166.25%	$2,662.50
October 17, 2033	172.1875%	$2,721.875
January 17, 2034	178.125%	$2,781.25
April 17, 2034	184.0625%	$2,840.625
July 17, 2034	190.00%	$2,900.00
October 17, 2034	195.9375%	$2,959.375
January 17, 2035	201.875%	$3,018.75
April 17, 2035	207.8125%	$3,078.125
July 17, 2035	213.75%	$3,137.50
October 17, 2035	219.6875%	$3,196.875
January 17, 2036	225.625%	$3,256.25
April 17, 2036	231.5625%	$3,315.625

If the closing value of the underlying is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date.

** The hypotheticals assume that the premium applicable to each valuation date will be set at the lowest value indicated in this offering summary.

Hypothetical Payment at Maturity per Security***

Assumes the securities have not been automatically redeemed prior to maturity.

Hypothetical Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
100.00%	$3,375.00
50.00%	$3,375.00
25.00%	$3,375.00
0.00%	$3,375.00
-0.01%	$1,000.00
-25.00%	$1,000.00
-50.00%	$1,000.00
-50.01%	$499.90
-75.00%	$250.00
-100.00%	$0.00

*** The hypothetical assumes that the premium on the final valuation date will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

Selected Risk Considerations

•You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

•Your potential return on the securities is limited.

•The securities do not pay interest.

•You will not receive dividends or have any other rights with respect to the underlying.

•The securities may be automatically redeemed prior to maturity.

•The securities offer downside exposure, but no upside exposure, to the underlying.

•The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates.

•The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

•The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.

•The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•The issuer and its affiliates may have conflicts of interest with you.

•The U.S. federal tax consequences of an investment in the securities are unclear.

•The Index is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index.

•The Index may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index.

•The Index may be adversely affected by a time lag in its volatility targeting mechanism.

•The Index may be adversely affected by a “decay” effect.

•The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost.

•The performance of the Index will be reduced by a decrement of 6% per annum.

•The Index may not fully participate in any appreciation of the Underlying Futures Index.

•The Index may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility.

•The Index may significantly underperform the S&P 500® Index.

•The Index has limited actual performance information.

•An affiliate of ours participated in the development of the Index.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.